Company Contact:
Dana Grosser
SEI
+1 610-676-2459
dgrosser@seic.com
Pages:    1

FOR IMMEDIATE RELEASE

SEI DECLARES DIVIDEND OF $.16 PER SHARE, AN INCREASE IN STOCK REPURCHASE PROGRAM, AND A SPECIAL DIVIDEND OF $.32 PER SHARE

OAKS, Pa., Dec. 11, 2012 – The Board of Directors of SEI Investments Company (NASDAQ: SEIC) today declared a regular semi-annual dividend of $.16 (sixteen cents) per share, a $.01 increase compared to its last semi-annual dividend. The cash dividend will be payable to shareholders of record on December 21, 2012, with a payment date of December 28, 2012.

In addition, SEI’s Board of Directors also approved an increase in its stock repurchase program by an additional $50 million, increasing the available authorization under the program to approximately $100 million. Since the beginning of calendar year 2012, the Company repurchased approximately 7.1 million shares at a cost of approximately $146 million.

Finally, SEI’s Board of Directors also declared a one-time, special cash dividend of $.32 per share. This dividend will also be payable to shareholders of record on December 21, 2012, with a payment date of December 28, 2012.

About SEI
SEI (NASDAQ:SEIC) is a leading global provider of investment processing, fund processing, and investment management business outsourcing solutions that help corporations, financial institutions, financial advisors, and ultra-high-net-worth families create and manage wealth. As of September 30, 2012, through its subsidiaries and partnerships in which the company has a significant interest, SEI manages or administers $448 billion in mutual fund and pooled or separately managed assets, including $195 billion in assets under management and $253 billion in client assets under administration. For more information, visit www.seic.com.

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